Exhibit 99.1

Date: December 22, 2008

Contact:	Kevin W. Laudenslager
Vice President and Treasurer
Mid Penn Bancorp, Inc.
349 Union Street
Millersburg, PA 17061
(717) 692-2133

Mid Penn Bancorp, Inc. receives $10 Million in New Capital through the U.S.

Treasury’s Capital Purchase Program

(Millersburg, PA) – Mid Penn Bancorp, Inc. (the “Company”) (NASDAQ: MPB) the holding company for Mid Penn Bank (the “Bank”) announced that on December 19, 2008, the Company entered into and closed a Letter Agreement (including the Securities Purchase Agreement – Standard Terms) with the United States Department of the Treasury (the “Treasury”) pursuant to which the Treasury invested $10,000,000 in the Company under the Treasury’s Capital Purchase Program (the “CPP”).

Under the CPP, the Treasury received (1) 10,000 shares of Series A Fixed Rate Cumulative Perpetual Preferred Stock, $1,000 liquidation preference, and (2) a Warrant to purchase up to 73,099 shares of the Company’s common stock at an exercise price of $20.52 per share. The $10 million in new capital will be treated as Tier 1 Capital. The Company’s total risk-based capital ratio was 10.33% at September 30, 2008, compared to regulatory requirements of 10% for “well capitalized”, and would increase to 12.65% with the new capital on a pro forma basis.

The Series A Preferred Stock will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter. The Series A Preferred Stock may not be redeemed during the first three years after issuance except from the proceeds from a “Qualified Equity Offering” and in accordance to the terms of the Letter Agreement. Thereafter, the Company may elect to redeem the Series A Preferred Stock at the original purchase price plus accrued but unpaid dividends, if any. The related Warrant expires in ten years and is immediately exercisable upon its issuance.

Edwin D. Schlegel, Chairman, interim President and CEO of the Company and Bank, stated, “We are very pleased to participate in the Treasury’s program to provide capital to strong and healthy financial institutions such as Mid Penn Bank. This investment further enhances our regulatory capital ratios, positions us to capitalize on current market opportunities and will assist us in continuing to meet the needs of our customers, communities and shareholders during this challenging economic environment.”

Mid Penn Bancorp, Inc., through its subsidiary Mid Penn Bank, operates 15 offices in Dauphin, Northumberland, Schuylkill and Cumberland Counties. Mid Penn Bank is a full-service banking institution that has not participated in any sub-prime lending activities. For more information about Mid Penn Bancorp, visit www.midpennbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.